Exhibit 10.34

Execution Version

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of March 31, 2021, is made and entered into by and among F45 Training Incorporated, a Delaware corporation (“Licensee”), FW SPV LLC, a Delaware limited liability company (“First Seller”), FW SPV II LLC, a Delaware limited liability company (“Second Seller” and, collectively with the First Seller, “Licensor”), (each individually, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Licensor and Licensee are parties to an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, Licensor owns certain Intellectual Property that it desires to license to Licensee in connection with the Purchase Agreement in accordance with the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Certain Defined Terms.

Unless otherwise defined herein, all capitalized terms used herein have the same meanings as in the Purchase Agreement. The following capitalized terms used in this Agreement have the meanings set forth below:

“Bankruptcy Code” has the meaning as set forth in Section 7.11.

“Effective Date” means (i) with respect to the Intellectual Property, the date on which the Closing (as defined in the First Flywheel APA) occurs, and (ii) with respect to the Customer Information, date on which the Closing (as defined in the Second Flywheel APA) occurs.

“Improvement” means any development, modification, derivative work or improvement created after the date of this Agreement (and whether or not patented or patentable) of any Licensed Intellectual Property, excluding any such modifications relating to Licensed Trademarks.

“License Fees” has the meaning as set forth in Section 3.1.

“Licensed Intellectual Property” means the Intellectual Property and Customer Information owned by Licensor as of the applicable Effective Date.

“Licensed Trademarks” has the meaning set forth in Section 2.6.

“Licensee” has the meaning as set forth in the preamble of this Agreement.

“Licensor” has the meaning as set forth in the preamble of this Agreement.

“Party” has the meaning as set forth in the preamble of this Agreement and “Parties” has the meaning as set forth in the preamble of this Agreement.

“Representatives” means, with respect to a Person, the directors, officers, managers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Term” has the meaning as set forth in Section 4.1.

“Use” means use, practice, reproduce, distribute, perform, display, make, have made, sell, offer to sell, have sold, import, provide, otherwise exploit and commercialize, conduct research and development and to prepare developments, modifications, derivative works or improvements, including in each case to exploit and otherwise commercialize products and services thereunder subject to all applicable laws and regulations, including privacy regulations.

ARTICLE 2

LICENSE GRANT

2.1     License Grant. Subject to the terms of this Agreement and the Purchase Agreement, Licensor hereby grants to Licensee and its Affiliates an exclusive, irrevocable (except for breach of this Agreement), worldwide, sublicensable, non-transferable (except as permitted by Section 7.1), license to Use the Licensed Intellectual Property during the Term. Any software included in Licensed Intellectual Property shall be provided to Licensee in a format as mutually agreed to by the Parties.

2.2     Improvements. The license in Section 2.1 covers only Licensed Intellectual Property in existence as of the applicable Effective Date. All Improvements to Licensed Intellectual Property that are created, developed or invented by a Party after the applicable Effective Date shall, as between the Parties, be solely and exclusively owned by the Party creating, developing or inventing such Improvement, provided that if Licensor creates an Improvement, the Improvement shall, upon creation, be deemed Licensed Intellectual Property under this Agreement and promptly provided to Licensee. Licensee shall not own any of the Licensed Intellectual Property, except as expressly provided herein. Licensee may freely assign or license such Improvements created by Licensee but shall not have the right to assign the original underlying Licensed Intellectual Property (except as provided herein) and shall only have the right to sublicense the Licensed Intellectual Property as expressly set forth herein. Notwithstanding the foregoing, any and all Improvements made by or for either Party concerning Licensed Trademarks shall be (i) automatically deemed Licensed Intellectual Property and (ii) owned by Licensor.

2.3     Reservation of Rights. All rights not expressly granted by Licensor hereunder are reserved by Licensor. Without limiting the generality of the foregoing, the Parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article 2.

2.4     Maintenance and Support. Licensor is not required under this Agreement to provide Licensee with any maintenance, support, enforcement, or other services in connection with any Licensed Intellectual Property.

2.5     Prosecution and Maintenance. Licensee shall be solely responsible for protecting, enforcing, and maintaining the Licensed Intellectual Property during the Term, including filing and prosecution of all applications for registration, renewal, maintenance, and enforcing the Licensed Intellectual Property against any third party, at Licensee’s sole cost and expense. Licensor shall provide reasonable cooperation upon Licensee’s reasonable request to execute any documents and/or take actions in connection with the enforcement, registration, renewal, and maintenance of the Licensed Intellectual Property, including any registrations or applications included or embodied therein.

2.6     Trademark Quality Control. Licensee acknowledges that Licensor exclusively owns all right, title and interest in and to the trademarks licensed in the Licensed Intellectual Property and all goodwill associated therewith (the “Licensed Trademarks”). Any and all goodwill generated by the use and display of the Licensed Trademarks by Licensee shall inure solely to the benefit of Licensor. Licensee shall not modify the appearance of the Licensed Trademarks. Licensee’s use of the Licensed Trademarks shall conform to the manner and style as directed by Licensor. Licensor confirms that Licensee’s use of the Licensed Trademarks in a manner the Licensed Trademarks were used immediately prior to the applicable Effective Date complies with Licensor’s acceptable quality standards. Licensee shall ensure that its use of the Licensed Trademarks shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Licensor used the Licensed Trademarks immediately prior to the applicable Effective Date. Licensee shall not use or display the Licensed Trademarks in any manner that would damage, dilute, harm or tarnish the Licensed Trademarks, the reputation of Licensor, or the goodwill associated with the Licensed Trademarks. Licensee shall not register, or subject to Section 2.1, use or adopt, any trademark that includes the Licensed Trademarks or any trademark confusingly similar thereto. No more than once every twelve (12) calendar months (unless Licensee has been in breach of this Section 2.6 in the prior twelve (12) months), Licensee shall, at Licensor’s written request, deliver to Licensor (or its designee) representative samples of any non-conforming use or display by Licensee of the Licensed Trademarks for review by Licensor to ensure compliance with the provisions of this Agreement. If Licensor determines in its reasonable discretion that any use by Licensee of the Licensed Trademarks, as applicable, does not comply with the provisions of this Agreement and notifies Licensee of such determination, Licensee shall promptly implement corrective measures to cure any non-compliance identified by Licensor to Licensor’s reasonable satisfaction.

2.7     Customer Information. Licensee hereby agrees, with respect to the Customer Information, to comply with the terms and conditions of the Flywheel Privacy Policy during the Term, subject to any modifications thereto agreed upon by the Parties.

ARTICLE 3

FEES

3.1     License Fees. In consideration of, and as payment in full for, the rights and license to Use the Licensed Intellectual Property as provided in this Agreement, Licensee shall pay to Licensor, license fees in the amount of twenty-five million dollars and no/100 ($25,000,000) (the “License Fees”). Licensee shall pay the License Fees in ten (10) equal semi-annual installments. Each installment payment shall be payable in arrears and paid on September 30th and March 31st of each calendar year during the Term, with the first installment payment due and owing on or before September 30, 2021. Beginning with the second installment payment on March 31, 2022, each installment payment shall be subject to and include an administration fee of two hundred fifty thousand dollars and no/100 ($250,000). For clarity, the first installment payment shall be payable in the amount of two million five hundred thousand dollars and no/100 ($2,500,000) and each semi-annual installment payment thereafter shall be payable in the amount of two million seven hundred-fifty thousand dollars and no/100 ($2,750,000). There shall be no penalty or administration fee charged for prepayment during the Term.

3.2     Prepayment Option. If a Closing does not occur under the Purchase Agreement, then following termination thereof through the Term of this Agreement, Licensee shall have the right to purchase the Licensed Intellectual Property for fair market value (as mutually agreed by the parties). In the case of any such purchase, Licensor will execute and deliver such additional documents and take other action as may be reasonably necessary to record or memorialize such purchase and to vest in Licensee such right, title, and interest in and to the Licensed Intellectual Property. Upon the consummation of any such purchase, the license granted under this Agreement will terminate.

ARTICLE 4

TERM AND TERMINATION

4.1     Term. The term of this Agreement commences as of the earliest applicable Effective Date and continues in effect until five (5) years from such date unless terminated earlier pursuant to any of its express provisions, or upon the Closing date of the Purchase Agreement, whichever occurs first (the “Term”).

4.2     Termination. This Agreement may be terminated (i) by express mutual written agreement of the Parties, (ii) by Licensor in the case of Licensee’s breach for failure to make payments when due and failure to cure such breach within thirty (30) days’ written notice from Licensor, or (iii) by Licensor in the case of Licensee’s failure to cure a material breach of Section 2.6 within one hundred-eighty (180) days’ of its receipt of written notice of such breach provided by Licensor. This Agreement shall terminate automatically upon the Closing under the Purchase Agreement. In the case of a termination under Section 4.2(ii) or Section 4.2(iii) (and except as otherwise agreed by the Parties in connection with a termination under Section 4.2(i)), all rights and licenses granted under this Agreement shall immediately cease, and all rights shall revert to Licensor.

4.3     Enforcement; Injunctive Relief. A Party shall be entitled to recover monetary damages or to obtain injunctive or equitable relief in the event of a material breach by the other Party of this Agreement as may be finally determined in accordance herewith. Each Party hereby accepts full responsibility for any breach of this Agreement by any of its personnel, subsidiaries, affiliates, sublicensees, joint ventures, consultants, agents, contractors, and related Persons or entities that are controlled by or under common ownership and control of such Party. Notwithstanding the foregoing, each Party shall promptly notify the other Party if it becomes aware of any such breach.

4.4     Survival. Article 5, Article 6, and Article 7 shall survive the termination or expiration of this Agreement.

ARTICLE 5

CONFIDENTIALITY

5.1     Confidential Information. The confidentiality provisions of the Purchase Agreement shall apply mutatis mutandis to this Agreement.

ARTICLE 6

DISCLAIMERS; LIMITATION OF LIABILITY

6.1     DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, BUT WITHOUT LIMITING OR MODIFYING THE PURCHASE AGREEMENT, THE LICENSED INTELLECTUAL PROPERTY IS FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY

PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6.2     DISCLAIMER OF CONSEQUENTIAL AND OTHER DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND OTHER THAN A BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 5, IN NO EVENT SHALL A PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR TO ANY PARTY CLAIMING THROUGH OR UNDER ANOTHER PARTY, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.3     Remedies. All remedies specified herein shall be cumulative and not exclusive and shall be in addition to any other remedies which a Party may have under this Agreement or otherwise.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1     Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party, including by operation of law, change of control, or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party).

7.2     Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make either Party the agent, employee, partner or joint venturer of the other Party or be deemed to provide such Party with the power or authority to act on behalf of the other Party or to bind the other Party to any contract, agreement or arrangement with any other individual or entity.

7.3     Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier, facsimile transmission or electronic mail, provided that electronic mail is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after electronic by dispatch pursuant to one of the other methods described herein:

(i) If to Licensor, then to:

FW SPV LLC / FW SPV II LLC

c/o Kennedy Lewis Investment Management, LLC

111 West 33rd Street, Suite 1910

New York, NY 10120

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Daniel Fisher

Email: dfisher@akingump.com

(ii) If to Licensee:                                   F45 Training Incorporated

801 Barton Springs Road, 9th Floor

Austin, TX 78704

Attn: Legal Department

Email: legal@f45training.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attn: Timothy M. Fesenmyer

Email: tfesenmyer@kslaw.com

7.4     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

7.5     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except as expressly set forth herein, nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

7.6     Entire Agreement. This Agreement (including the schedules to this Agreement and the Exhibits) and the other Transaction Documents supersede all prior agreements between Licensor, on the one hand, and Licensee, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Licensor, on the one hand, and Licensee, on the other hand, with respect to their subject matter. This Agreement may not be amended, modified or supplements except by a written agreement executed by each of the Parties hereto.

7.7     Governing Law.

(a)     This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b)     Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the state and/or federal courts located in the City, County and State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 7.7(b). The Parties consent to service of process by mail (in accordance with Section 7.3) or any other manner permitted by law.

(c)     THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF LICENSOR, LICENSEE OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

7.8     Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Licensor or Licensee in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

7.9     Specific Performance. With respect to the Parties’ respective covenants under this Agreement, (a) each Party recognizes that if such Party breaches or refuses to perform any such covenant, monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries, (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of such covenants, (c) if any Action is brought by the non-breaching Party or Parties to enforce such covenants, the Party in breach shall waive the defense that there is an adequate remedy at law, (d) each Party agrees to waive any requirement for the security or posting of any bond in connection with any Action seeking specific performance of such covenants and (e) each Party agrees that the only permitted objection that it may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants.

7.10     Counterparts. This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 7.9, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment that contains a portable document format (.pdf) file of an executed signature shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

7.11     Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Licensee shall have the right to exercise all rights and elections under the Bankruptcy Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the date of this Agreement.

FW SPV LLC
By: FW AIV, LLC
Its: Sole Member

By:	/s/ Anthony Pasqua
Name: Anthony Pasqua
Title: Authorized Signatory

FW SPV II LLC
By: FW AIV, LLC
Its: Sole Member

By:	/s/ Anthony Pasqua
Name: Anthony Pasqua
Title: Authorized Signatory

[Signature Page to IP License Agreement]

F45 Training Incorporated

By:	/s/ Chris Payne
Name: Chris Payne
Title: Chief Financial Officer

[Signature Page to IP License Agreement]